UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2013

AMICUS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33497	71-0869350
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Cedar Brook Drive, Cranbury, NJ	08512
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 662-2000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 18, 2013, Amicus Therapeutics, Inc. (the “Company”) and John F. Crowley, Chairman and Chief Executive Officer of the Company, entered into an amendment (the “Crowley Amendment”) to Mr. Crowley’s Employment Agreement dated June 28, 2011 (the “Crowley Employment Agreement”) pursuant to which the Company and Mr. Crowley agreed to eliminate a gross-up for taxes arising under Section 409A of the Internal Revenue Code (relating to the payment of deferred compensation). At the same time, the Company entered into amendments to its severance and change of control agreements with each of William D. Baird, III (Chief Financial Officer), Bradley L. Campbell (Chief Business Officer) and David J. Lockhart (Chief Scientific Officer) to also eliminate these tax gross-ups.

In addition, the agreements with Messrs. Baird, Campbell and Dr. Lockhart were further amended to provide for 18 months of base salary continuation (up from 12 months) in the event  of a severance event in connection with a change in control. Compensation due to Mr. Crowley under the Crowley Employment Agreement was unchanged, except the Company agreed to fully subsidize the costs of his COBRA premiums if he experiences a severance event in connection with a change in control. Previously, Mr. Crowley would have been required to pay an amount for COBRA coverage equal to the active employee cost of group health coverage.

A copy of the Crowley Amendment, along with the amendments to the severance and change of control agreements of Mr. Baird, Mr. Campbell and Dr. Lockhart, are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits: The Exhibit Index annexed hereto is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMICUS THERAPEUTICS, INC.

Date: April 24, 2013	By:	/s/ Peter M. Macaluso

	Name:	Peter M. Macaluso
	Title:	Vice President and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment to Employment Agreement April 18, 2013 between Amicus Therapeutics, Inc. and John F. Crowley

10.2	Letter Agreement dated April 18, 2013 between Amicus Therapeutics, Inc. and William D. Baird, III

10.3	Letter Agreement dated April 18, 2013 between Amicus Therapeutics, Inc. and Bradley L. Campbell

10.4	Letter Agreement dated April 18, 2013 between Amicus Therapeutics, Inc. and David J. Lockhart